Exhibit 10.4

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH
NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Master Repurchase Agreement September 1996 Version

Dated as of July 25, 2025

Between: NYDIG Funding LLC	(“Party A”)

And Gemini Space Station, LLC	(“Party B”)

1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions

(a)	“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof,

(c)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)	“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)	“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)	“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)	“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)	“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)	“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)	“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.	Initiation; Confirmation; Termination

(a)	An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)	Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement.

The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)	In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.

4.	Margin Maintenance

(a)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller Retains Custody of the Purchased Securities
Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties] ** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing] * [any]** lien or to obtain substitute securities.

*	Language to be used under 17 C.F.R, §403.4 (e) if Seller is a government securities broker or dealer other than a financial institution.

**	Language to be used under 17 C.F.R. §403.5 (d) if Seller is a financial institution.

9.	Substitution

(a)	Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)	In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10.	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, bylaw or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)	The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)	In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)	In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)	If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)	as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)	as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)	As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)	For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in subparagraph (a) of this Paragraph.

(g)	The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)	To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.	Non-assignability; Termination

(a)	The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here-from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets

(a)	If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)	Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)	By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

19.	Intent

(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

NYDIG FUNDING LLC, as Party A		GEMINI SPACE STATION, LLC, as Party B

By:	/s/ Pete Janney	By:	/s/ Cameron Winklevoss
Title:	Head of Sales and Trading	Title:	President
Date:	7/25/2025	Date:	25 July 2025

[Signature Page to MRA]

Annex I

Supplemental Terms and Conditions

This Annex I forms a part of the Master Repurchase Agreement dated as of July 25, 2025 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”) between NYDIG Funding LLC as Party A (in such capacity, “Party A”) and NYDIG Funding LLC as servicer (in such capacity, the “Servicer”) and Gemini Space Station, LLC as Party B (in such capacity, “Party B”, and together with Party A and Servicer, each a “Party” and collectively, the “Parties”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

I.             Other Applicable Annexes. In addition to this Annex I the following annexes, and any schedules or exhibits thereto, shall form a part of the Agreement and shall be applicable thereunder (applicable if marked with an “X” below):

Annex	Applicability
Annex II (Names and Addresses)	X
Annex III (Eligible Exchanges)	X
Annex IV (Confirmation Blocks)	X
Annex V (Agency Appointment)	X

II.           The Parties agree to be governed by the Supplemental Terms and Conditions stated herein. To the extent that any provisions in these Supplemental Terms and Conditions are in conflict with provisions contained in the Agreement, the provisions of these Supplemental Terms and Conditions shall prevail. For the avoidance of doubt, any reference in the Agreement to “Agreement” or “hereunder” shall be construed to include Annex I, Annex II, Annex III, Annex IV, Annex V and the Confirmations delivered in connection herewith. With respect to each Transaction, Party A shall be Buyer and Party B shall be Seller.

III.          Additionally, and without limitation of the foregoing, the following terms shall apply with respect to the Agreement and each Transaction:

1.            INTERPRETATION

1.1	Definitions: Paragraph 2 of the Agreement is hereby amended by adding (and/or replacing the existing clauses with) the following clauses in their alphabetical location:

(a)	“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a preexisting token;

(b)	“Banking Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or required by Law to close.

(c)	“BRTI” means the CME CF Bitcoin Real Time Index available at https://www.cmegroup.com/markets/cryptocurrencies/cme-cf-cryptocurrency-benchmarks.html or such other website as announced by Chicago Mercantile Exchange Inc. from time to time.

(d)	“Business Day” or “business day” means any day other than a Saturday, a Sunday or any day on which the New York Stock Exchange is closed.

(e)	“Buyer” means Party A as Buyer in a Transaction and its permitted assignees;

(f)	“Buyer’s Digital Asset Address” means the Digital Asset Address of Buyer’s custody account at Buyer’s custodian;

(g)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Purchase Price for such Transaction as of such date;

(h)	“Buyer Mini Close-out” has the meaning as set forth in Clause 8 of this Annex.

(i)	“Buyer’s Liquidation Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Liquidation Margin Percentage to the Purchase Price for such Transaction as of such date;

(j)	“Close of business in the relevant market” means 4:00 PM New York City time.

(k)	“Code” means the Internal Revenue Code of 1986, as amended;

(l)	“Confirmation”, means a Confirmation substantially in the form of Exhibit A hereto, or otherwise in form reasonably acceptable to Buyer and Seller, and delivered with respect to the applicable Transaction;

(m)	“Digital Asset” means Bitcoin (BTC);

(n)	“Digital Asset Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Assets set forth in the applicable Confirmation;

(o)	“Early Termination” means, with respect to any Transaction, the termination of such Transaction, in whole or in part, pursuant to Clause 5 of this Annex I prior to the expiration of the applicable Term of such Transaction;

(p)	“Early Termination Date” means, with respect to any Transaction, the date specified in writing by Seller on which an Early Termination with respect to such Transaction shall occur;

(q)	“Early Termination Fee” means, with respect to any Transaction that is terminated in whole or in part pursuant to an Early Termination occurring prior to the Scheduled Repurchase Date, Buyer Mini Close-out or Event of Default for which Seller is the defaulting party, (i) from the Purchase Date until the date that is the three (3) month anniversary of the Purchase Date, a fee payable to Buyer in an amount equal to [***] (ii) from the date following the three (3) month anniversary of the Purchase Date until the date that is the six (6) month anniversary of the Purchase Date, a fee payable to Buyer in an amount equal to [***] of the Purchase Price related to the Purchased Securities subject to the terminated Transaction, (iii) from the date following the six (6) month anniversary of the Purchase Date until the date that is the nine (9) month anniversary of the Purchase Date, a fee payable to Buyer in an amount equal to [***] of the Purchase Price related to the Purchased Securities subject to the terminated Transaction, and (iv) from the date following the nine (9) month anniversary of the Purchase Date, [***].

(r)	“Eligible Exchange” means any exchange specified in Annex III or any other exchange upon which Buyer and Seller mutually agree from time to time;

(s)	“Excess Proceeds” has a meaning as set forth in Clause 8 of this Annex I.

(t)	“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities entered into in connection with the implementation of such Sections of the Code;

(u)	“Hard Fork” means, with respect to a Digital Asset, a permanent divergence in the relevant Digital Asset’s blockchain (e.g., when its non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an Airdrop or any other event which results in the creation of a new token);

(v)	“Initial Price Differential Payment Date” means, with respect to a Transaction, except as otherwise agreed in the applicable Confirmation, the fifth calendar day of the month following the month of the Purchase Date, unless such date would be seven or fewer days after the Purchase Date, in which case the fifth calendar day of the second month following the month of the Purchase Date; provided that, in either such case, if such day is not a Banking Day then the Initial Price Differential Payment Date shall be the previous Banking Day;

(w)	“Liquidation Margin Percentage” means, with respect to any Transaction, a percentage agreed to by Buyer and Seller, as set forth in the applicable Confirmation;

(x)	“Liquidation Trigger” means the condition occurring when, at any time, the aggregate Market Value of all Purchased Securities subject to all Transactions in which a party is acting as Buyer is less than the aggregate Buyer’s Liquidation Amount for all such Transactions.

(y)	[***]

(z)	“Margin Deficit Cure Period” means the period beginning upon the occurrence of a Margin Deficit in accordance with this Agreement and ending on the earlier of [***];

(aa)	“Margin Default” means, after the occurrence of a Margin Deficit, the occurrence of the aggregate Market Value of the Purchased Securities, including any Additional Purchased Securities (referencing the Market Value used to determine the Margin Deficit) and after giving effect to the Seller’s exercise of its right under Clause 5 to effect an Early Termination of one or more Transactions, as applicable, not equaling or exceeding the product of (i) the Original Margin Percentage and (ii) the aggregate Purchase Price within the Margin Deficit Cure Period;

(bb)	“Margin Excess” has the meaning set forth in Clause 4.2 of this Annex I;

(cc)	“Market Capitalization” means, for a New Token, the product of (a) the total, unadjusted mined supply of such New Token and (b) the price, in U.S. dollars, of such New Token. The source of the price of such New Token shall be an Eligible Exchange or bona fide, indicative bids from NYDFS-regulated OTC desks by Buyer. Buyer shall make each selection of Eligible Exchanges or indicative bids and each other determination or calculation described in this paragraph in good faith and in a commercially reasonable manner, consistent with market practice; provided that Seller shall have the right to obtain reasonable documentation of any such determinations or calculations upon request. If the price of such New Token is not in U.S. dollars, it shall be converted into U.S. dollars, provided that the conversion rate comes from the same Eligible Exchange and is as of the same time as the price of the New Token. Any blockchain explorer supporting the New Token that provides information on the total mined supply of a New Token shall be an acceptable source for the total, unadjusted mined supply of such New Token;

(dd)	“Market Value” means, with respect to any Purchased Securities subject to a Transaction as of any date, the value in U.S. dollars of such Purchased Securities based on the level of the BRTI, as of the applicable determination time, provided that the level of the BRTI as of any determination time shall not be subject to change based on any subsequent changes to the BRTI methodology after the determination time, or otherwise, or in the event the BRTI is not published or available, the price of such Purchased Securities on an Eligible Exchange or bona fide, indicative bids from NYDFS-regulated OTC desks, as of the applicable determination time;

(ee)	“New Token” means, any incremental token generated as a result of a Hard Fork in the Digital Asset protocol or an applicable Airdrop that meets the following conditions:

(i)	[***]

(ii)	[***]

(ff)	Original Margin Percentage” means, with respect to any Transaction, a percentage agreed to by Buyer and Seller, as set forth in the applicable Confirmation, or in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the aggregate Purchase Price on the Purchase Date for such Transaction;

(gg)	“NYDFS-regulated” means, with respect to a particular party, such party is specifically authorized to engage in virtual currency business activities by the New York Department of Financial Services;

(hh)	[***]

(ii)	“Party A” means NYDIG Funding LLC and in its capacity as Party A hereunder and its permitted assignees;

(jj)	“Price Differential Payment Dates” means, with respect to any Transaction, except as otherwise agreed in the applicable Confirmation, (x) the Initial Price Differential Payment Date and (y) each one (1) month anniversary of the Initial Price Differential Payment Date to, but not including the Repurchase Date for such Transaction (including the deemed Repurchase Date on the applicable Early Termination Date for such Transaction); provided that, in either such case, if such day is not a Banking Day then the Price Differential Payment Date shall be the previous Banking Day;

(kk)	“Price Differential Payment Failure” has the meaning set forth in Clause 4.1 of this Annex I;

(ll)	“Purchased Securities” means with respect to any Transaction, the Digital Assets set forth in the Confirmation for such Transaction;

(mm)	“Scheduled Repurchase Date” means, with respect to any Transaction, the date specified as the Repurchase Date in the Confirmation for such Transaction;

(nn)	“Seller’s Digital Asset Address” means the Digital Asset Address of Seller or of Seller’s custodian;

(oo)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Purchase Price for such Transaction as of such date;

(pp)	“Series Transaction” means a Transaction that is part of a group of Transactions documented in a single Confirmation;

(qq)	“Servicing Agreement” means the agreement entered into by Party A and the Servicer and the other parties thereto regarding the services of Transaction on behalf of Buyer, which agreement may be amended in accordance with its terms thereof without the consent of Seller;

(rr)	“Structuring Fee” means the specific fee agreed upon by Seller and Buyer, payable in accordance with the provisions set forth in Clause 4.4 of this Annex I;

(ss)	“Supported” with respect to a particular New Token means that NYDIG Execution LLC makes both bona fide firm offers or bids for such New Token;

(tt)	“Term” means, with respect to any Transaction, the period commencing on the Purchase Date for such Transaction and ending on the Scheduled Repurchase Date for such Transaction.

(uu)	“Terminated Transaction” has the meaning as set forth in Section 8 of this Annex I.

1.2	Construction:

(a)	Any reference in this Annex I to (i) a “Clause” shall, subject to any contrary indication, be construed as a reference to a clause of this Annex I and (ii) a “Paragraph” shall be construed as a reference to a paragraph of the Agreement.

(b)	In this Annex I, unless the context otherwise requires:

(i)	words importing the singular shall include the plural and vice versa;

(ii)	a reference to any document (including this Annex I) shall be construed to include any amendment, variation, novation or supplement thereof; and

(iii)	Clause headings are for ease of reference only and shall be ignored in the interpretation of this Annex I.

(c)	Any reference in this Annex I to any matter being “determined” by a Party (whether expressed to be in such Party’s sole discretion or otherwise) shall be construed as requiring such determination to be made in good faith.

(d)	Notwithstanding the references in the Agreement to the term “Purchased Securities” and any references to the word “securities,” the Parties hereto acknowledge and agree that in no event shall “Digital Assets” or “Purchased Securities” be construed to include or otherwise constitute “securities” under U.S. federal or state securities laws or the securities laws of any other applicable jurisdiction.

(e)	Notwithstanding the defined term “Purchased Securities,” the assets subject to the Agreement shall consist solely of commodities and shall not constitute securities for the purposes of the U.S. Bankruptcy Code or any other purpose.

2.	INITIATION; CONFIRMATION; TRANSFERS

2.1	For the purposes of Paragraph 1 of the Agreement, the Parties agree that the Transactions subject to the Agreement shall consist solely of Digital Assets and shall not include assets that constitute “securities” under U.S. federal or state securities laws or securities laws of any other jurisdiction.

2.2	For purposes of Paragraphs 3(a) and 3(b) of the Agreement, and subject to the terms and conditions of this Annex I, an agreement to enter into a Transaction may be made in writing at the initiation of either Buyer or Seller, provided that Seller shall deliver any request to initiate a Transaction not later than 4:00 p.m. ET one (1) Business Day prior to the proposed Transaction. Party A shall deliver a duly completed Confirmation via Bloomberg, email or other secure electronic method, as mutually agreed by the parties. In no event shall the Repurchase Date be fewer than 2 days or more than 360 days after the Purchase Date. Upon acceptance in writing (which may be by e-mail) by Party B, such Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Parties with respect to the applicable Transaction to which such Confirmation relates. Paragraph 3(b) of the Agreement shall be amended by deleting the last sentence and replacing it with the following:

“Notwithstanding anything to the contrary in the Agreement, in the event of any conflict between the terms of a Confirmation and the Agreement, the terms of the relevant Confirmation shall prevail.”

2.3	If the parties agree to enter into a Transaction, for purposes of Paragraph 7 of the Agreement, the transfer and delivery of Purchased Securities on the Purchase Date shall be effected by the transmission by Seller of the amount of Purchased Securities set forth in the applicable Confirmation to Buyer’s Digital Asset Address on or before 5:00 p.m. New York time on the applicable Purchase Date or at a time otherwise agreed to by both parties; provided that Buyer shall only be required to pay the Purchase Price (to an account designated in writing by Seller) upon confirmation of delivery of such Purchased Securities in respect thereof on the relevant Digital Asset blockchain at least the number of times as set forth for such Digital Asset in Annex IV or as specified in the applicable Confirmation. In each Transaction, it is intended that Party A shall agree to make a forward purchase of the Purchased Securities on the Purchase Date, and Party B shall agree to make a forward purchase of the Purchased Securities on the Repurchase Date.

2.4	For purposes of Paragraphs 3(c) and 7 of the Agreement, the transfer and delivery of Purchased Securities on the Repurchase Date for any Transaction (including any applicable Early Termination Date) shall be effected by the transmission by Buyer of the Purchased Securities and any New Tokens in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to the Agreement) to Seller’s Digital Asset Address; provided that Seller shall only be required to pay the Repurchase Price (to an account designated in writing by Buyer) upon confirmation of delivery of such Purchased Securities and any New Tokens in respect thereof (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to the Agreement) on the relevant Digital Asset blockchain at least the number of times as set forth for such Digital Asset in Annex IV or as specified in the applicable Confirmation.

2.5	The parties expressly agree that Buyer shall be deemed, for purposes of Paragraph 9(a) of the Agreement, to have agreed to and accepted any substitution by Seller of other Digital Assets of like kind for Purchased Securities; provided, however, that such other Digital Assets shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

2.6	All Purchased Securities shall be segregated from other digital assets in the possession of Buyer and shall be identified as subject to this Agreement and held in a segregated digital wallet at Buyer’s custodian. Segregation shall be accompanied by appropriate identification on the books and records of Buyer.

2.7	Buyer agrees to hold all Purchased Securities in custody with [***], subject to the additional provisions of this Clause 2.7. Prior to the occurrence of an Event of Default (including a Margin Default or a Liquidation Trigger), Buyer Mini Close-out or Price Differential Payment Failure, Buyer shall not sell, transfer, pledge, hypothecate or otherwise dispose of the Purchased Securities; provided, however, Buyer shall be permitted to pledge the Purchased Securities as collateral to secure Buyer’s obligations to [***].

2.8	Notwithstanding anything in Paragraph 6 of the Agreement to the contrary, the parties intend that (x) all Transactions hereunder be treated as cash financings secured by the Purchased Securities and not sales and purchases for U.S. federal, state and local income tax purposes and (y) during the term of any Transaction, Seller shall be treated as the beneficial owner of the Purchased Securities for U.S. federal, state and local tax purposes The parties agree to file all tax returns and information returns consistently with the foregoing treatment, except as otherwise required by applicable law.

3.	DELIVERY OF FINANCIAL STATEMENTS

3.1	The Parties hereto agree that after the date hereof and until all Transactions under this Annex are terminated, Party B shall provide Party A with (x) its quarterly unaudited financial statements as they become available (and in any event within forty-five (45) days thereafter) and (y) promptly as they become available (and in any event, within one hundred twenty (120) days of fiscal year end), Party B’s audited annual financial statements for each fiscal year of Party B or if Party B is not audited for such fiscal year (or if requested by Party A), the unaudited annual financial statements within sixty (60) days of the fiscal year end.

4.	PAYMENT OF PRICE DIFFERENTIAL; MARGIN MAINTENANCE; PAYMENT OF STRUCTURING FEE

4.1	Except as set forth in the applicable Confirmation, Buyer will provide to Seller an invoice no later than the second Business Day preceding each Price Differential Payment Date, setting forth Buyer’s computation of the amount of Price Differential that will be due and payable on the applicable Price Differential Payment Date. Seller and Buyer agree to work cooperatively to resolve any disagreement regarding the computation of Price Differential; provided, however, that any such disagreement or efforts to resolve the same shall not postpone, delay, or otherwise affect Seller’s obligation to pay the full amount of Price Differential as set forth in the invoice on the applicable Price Differential Payment Date. All such amounts shall remain due and payable on the applicable Price Differential Payment Date, notwithstanding any unresolved disagreement. Seller will pay to Buyer on each of the Price Differential Payment Dates the accrued and unpaid Price Differential as of the end of the calendar month immediately preceding each Price Differential Payment Date, commencing with the Initial Price Differential Payment Date. Upon any failure by Seller to pay any accrued and unpaid Price Differential to Buyer under a Transaction within five (5) calendar days of any Price Differential Payment Date (a “Price Differential Payment Failure”), Buyer may immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as Buyer may reasonably deem satisfactory, any Purchased Securities subject to such Transactions as may be necessary to satisfy the amounts owing from Seller to Buyer for such Price Differential Payment Failure and reasonable legal or other expenses incurred as a result of a Price Differential Payment Failure, and apply the proceeds thereof to the aggregate amount of Price Differential and such other expenses incurred as a result of a Price Differential Payment Failure owing by Seller to Buyer, in which case the Price Differential Payment Failure shall be deemed to be cured for all purposes under this Agreement. For the avoidance of doubt, any such cure shall not be deemed to be a waiver of Buyer’s right to exercise its remedies or designate an Event of Default with respect to any other acts or omissions of Seller occurring under this Agreement and shall be without prejudice to Buyer’s remedies for a subsequent Margin Deficit, Liquidation Trigger or other Event of Default. For the avoidance of doubt, if Buyer does not elect to satisfy the amounts owing from Seller to Buyer for a Price Differential Payment Failure, Buyer shall maintain any and all other of Buyer’s rights and remedies under this Agreement including Paragraph 11 thereof with respect to such Price Differential Payment Failure.

4.2	Paragraph 4(a) of the Agreement shall be removed in its entirety and replaced with the following:

If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Seller in such Transactions shall have the Margin Deficit Cure Period within which to transfer to Buyer cash or additional Purchased Securities (referencing the Market Value used to determine that Margin Deficit) (“Additional Purchased Securities”), in Seller’s discretion, so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed the product of the Original Margin Percentage and the aggregate Purchase Price. Seller shall have all rights under Clauses 5(b) and (c) hereof to effect an Early Termination (including by paying the related Early Termination Fee) with respect to one or more Transactions to cure a Margin Deficit, in whole or in part, within the Margin Deficit Cure Period. Buyer shall provide notice to Seller upon the occurrence of a Margin Deficit; provided however, that (i) if, due to operational or technical failures Buyer is unable to provide notice to Seller of a Margin Deficit, Seller shall nevertheless be obligated to transfer cash or Additional Purchased Securities as required herein, and (ii) in all cases, regardless of the time of receipt of such notice, the Margin Deficit Cure Period shall begin upon the occurrence of the Margin Deficit. In the event Seller cures such Margin Deficit by depositing cash with Buyer, such amount shall be deemed to be a deposit of Additional Purchased Securities unless Seller provides notice to Buyer that such amount constitutes an Early Termination and the payment of the applicable Early Termination Fee. In addition, during the Margin Deficit Cure Period for any Transactions, any fluctuations in the Market Value of the Purchased Securities shall not be deemed to be a new or additional Margin Deficit or extend the duration of the existing Margin Deficit Cure Period for such Transactions; provided that, for the avoidance of doubt, following the end of such Margin Deficit Cure Period, the Market Value of Purchased Securities used to determine whether a new Margin Deficit has occurred following such Margin Deficit Cure Period will be the Market Value of such Purchased Securities as of the applicable time of determination.. Upon the occurrence of a Margin Default or a Liquidation Trigger, Buyer shall be entitled to exercise any and all rights and remedies under Paragraph 11 of this Agreement and/or applicable law or, solely upon the occurrence of Margin Default, may elect to exercise a Buyer Mini Close-out. Notwithstanding anything to the contrary in Paragraph 4(a) of the Agreement or otherwise, Buyer shall not be required to provide any prior notice to Seller of the occurrence of any Margin Deficit, Margin Default or Liquidation Trigger, except as set forth in this paragraph, and Seller shall transfer cash or Additional Purchased Securities no later than as provided in this paragraph; provided that, Buyer shall provide Seller notice of its exercise of remedies in respect of any Margin Default or Liquidation Trigger as promptly as practicable following the commencement thereof. Additionally, if Buyer elects to exercise a Buyer Mini Close-out, the Seller shall pay the applicable Early Termination Fee. Buyer’s remedies under this Section 4.1 shall be without prejudice to Buyer’s remedies for a subsequent Price Differential Payment Failure, Liquidation Trigger or other Event of Default.

4.3	Paragraph 4(b) of the Agreement shall be removed in its entirety and replaced with the following:

If, at 4:00 PM New York City time on any Business Day the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer Purchased Securities, or, in Buyer’s discretion, cash previously deposited by Seller with Buyer to cure a Margin Deficit and deemed to be Additional Purchased Securities by Buyer, to Seller, so that the cash and aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed the product of the Original Margin Percentage and the aggregate Purchase Price. Notwithstanding anything to the contrary in Paragraph 4(c) of the Agreement or otherwise, Buyer shall have one (1) business day to transfer such cash or Purchased Securities after notice from Seller, provided that Buyer shall have no obligation to return Purchased Securities if a Margin Deficit exists (or would be created) prior to or at the time of such return; provided further that such notice from Seller shall be sent no later than 5:00 p.m. New York time on the Business Day prior to the required transfer.

4.4	Seller shall pay Buyer a structuring fee (the “Structuring Fee”) for any Transaction as may be set for the applicable Confirmation, which fee shall be fully earned and due and payable on the Purchase Date for such Transaction.

5.	EARLY TERMINATION; HARD FORKS and AIRDROPS

5.1	Early Termination

(a)	Unless a Margin Deficit is continuing, Seller shall have the right during the Term of any Transaction to effect an Early Termination of such Transaction in whole by providing written notice from Seller to Buyer specifying the applicable Early Termination Date; provided that such Early Termination Date shall be on the last day of any calendar month (or if such day is not a Business Day, the immediately succeeding Business Day). Upon receipt of such notice by Buyer, the Repurchase Date for the applicable Transaction shall be deemed to be the Early Termination Date specified in such notice and Seller shall pay the Early Termination Fee related to such Early Termination, in addition to the related Repurchase Price. Notwithstanding Paragraph 3(c) of the Agreement, for any Transaction subject to Early Termination by Seller pursuant to this clause (a), notification of Early Termination shall be at least three Business Days prior to the related Early Termination Date.

(b)	Except as otherwise set forth in this Clause 5 or in the applicable Confirmation, if Seller exercises its option to effect an Early Termination of the applicable Transaction in whole to cure a Margin Deficit, the Seller shall pay the Early Termination Fee within the Margin Deficit Cure Period.

(c)	If Seller exercises its option to effect an Early Termination in part with respect to the applicable Transactions by paying the portion of the Repurchase Price of the Purchased Securities under such Transaction in an amount that would cure the related Margin Deficit, the Seller shall pay (i) the Early Termination Fee related to such Purchased Securities and (ii) such portion of the Repurchase Price within the Margin Deficit Cure Period.

5.2	In the event of a public announcement of a future Hard Fork or Airdrop resulting in New Tokens in respect of Purchased Securities, Buyer shall manage the Hard Fork or Airdrop itself and transfer such New Tokens to Seller in accordance with this Clause. If the Hard Fork or applicable Airdrop results in New Tokens and Buyer obtains or claims such New Tokens, they will become part of the Purchased Securities. Notwithstanding the foregoing, Buyer shall have no obligation in respect of New Tokens if Seller had no rights or ability to obtain New Tokens immediately prior to this transaction and Seller shall have no right to the digital asset created through such Hard Fork or Airdrop if such digital asset is not a New Token. If following the announcement of a future Hard Fork or Airdrop, but prior to the occurrence of such future Hard Fork or Airdrop, the parties mutually determine that the result of a Hard Fork or Airdrop will be that substantially all of the value of the Purchased Securities will be converted into digital assets that are not New Tokens, the parties shall cooperate to promptly effect an early termination of all affected Transactions, and no Early Termination Fee shall apply in respect thereof.

6.	EVENTS OF DEFAULT; REMEDIES UPON AN EVENT OF DEFAULT

6.1	The parties agree that any failure to pay an amount when due, or failure to deliver Purchased Securities when due, in each case under the Agreement, shall not constitute an Event of Default under sub-clause (i) or sub-clause (ii) in the first paragraph of Paragraph 11 of the Agreement or give rise to the remedies under paragraph 11(d) of the Agreement if the party required to make such payment or delivery demonstrates, by the time that such payment or delivery is due, to the other party’s reasonable satisfaction that such failure to pay or failure to deliver, as the case may be, is caused solely by an error or omission of an administrative or operational nature, and that (A) the Purchased Securities or cash were otherwise available to such party to enable it to make the relevant delivery or the relevant payment, as the case may be, when due, and (B) such party makes such delivery or such payment, as the case may be, within one (1) Business Day (or, in the case of cash, one (1) Banking Day) following delivery of written notice of such failure to deliver or such failure to pay, as the case may be.

6.2	Paragraph 11(h) of the Agreement shall be deleted in its entirety and replaced with the following:

Upon the occurrence of an Event of Default under the Agreement by Seller, in addition to any and all amounts owing from Seller to Buyer, Seller shall incur an Early Termination Fee on the date of the Event of Default and such Early Termination Fee shall be due and payable by Seller to Buyer on the date of such Event of Default.

6.3	In addition to the events enumerated in Paragraph 11 of the Agreement, the occurrence of the following events shall constitute an Event of Default under the Agreement and such paragraph is hereby amended by deleting the “or” after “deemed to have been made or repeated,” and inserting immediately before “(each an “Event of Default”)” “(viii) the occurrence of a Margin Default, (ix) the occurrence of Liquidation Trigger or (x) failure in respect of the Seller to make any payment required under this Agreement or any Transaction (including any payment of Price Differential required under any Transaction when the same becomes due and payable) and, other than in respect of any payment of the Purchase Price or Repurchase Price, the continuation of such failure for a period of five (5) calendar days thereafter”.

6.4	[Reserved].

6.5	Paragraph 11(a) of the Agreement shall be deleted in its entirety and replaced with the following:

The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency or Liquidation Trigger), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Paragraph 10 of the Agreement shall be amended by deleting the “and” after “in full force and effect” and adding new paragraphs 10(vi) to 10(xi) after paragraph 10(v), as follows:

(vi)            the Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms;

(vii)            it has not relied on the other for any tax, legal or accounting advice concerning the Agreement and that it has made its own determination as to the tax and accounting treatment of any Transaction, any Securities or funds received or provided hereunder;

(viii)          it is acting for its own account and neither Party has any fiduciary obligation to the other Party relating to the Transactions;

(ix)            it is a sophisticated party and fully familiar with the inherent risks involved in the transaction contemplated in the Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of the Purchased Securities, and voluntarily takes full responsibility for any risk to that effect and (y) it has not held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other Party as to whether or not the other Party should enter into any Transaction, any subsequent actions relating to a Transaction or any other matters relating to a Transaction;

(x)            there are no proceedings pending or, to its knowledge, threatened, which could reasonably be anticipated to have any material adverse effect on the transactions contemplated by the Agreement or the accuracy of the representations and warranties hereunder or thereunder; and

(xi)            to its knowledge, the transactions contemplated in the Agreement are not prohibited by law or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and that it has necessary licenses and registrations to operate in the manner contemplated in the Agreement.

7.2	Paragraph 10 of the Agreement shall be amended by adding the following to the end thereof:

Seller represents and warrants to Buyer that it has, or will have at the time of entry into any Transaction, the right to buy and sell the applicable Purchased Securities subject to the terms and conditions hereof. Buyer represents and warrants to Seller that it has, or will have on the applicable Repurchase Date, the right to transfer the applicable Purchased Securities subject to the terms and conditions hereof, free and clear of all liens and encumbrances other than those arising under the Agreement. Neither Party shall have any responsibility or liability whatsoever in respect of any advice given, or views expressed, by it or any such persons to the other party relating to a Transaction, whether or not such advice is given or such views are expressed at the request of the other Party.

[***]

8.	BUYER MINI CLOSE-OUT

Notwithstanding Paragraph 11 of the Agreement, if there exists a Margin Default, Buyer may terminate one or more affected Transactions without terminating all affected Transactions hereunder pursuant to Paragraph 11 (“Terminated Transactions”). If the Buyer elects to terminate one or more Transactions without terminating all Transactions hereunder pursuant to Paragraph 11 of the Agreement (a “Buyer Mini Close-out),

(a)	the Buyer shall initially apply the portion of the liquidation proceeds of the Purchased Securities related to Terminated Transactions against the Repurchase Price to the extent necessary to reduce the Repurchase Prices of such Terminated Transactions on a dollar-for-dollar basis to zero, and any proceeds or Purchased Securities in excess of such Repurchase Price shall be deemed as excess proceeds (the “Excess Proceeds”) to be to applied in accordance with clause (b) below; and

(b)	after giving effect to the foregoing clause (a), Buyer may, in its sole discretion, elect to apply Excess Proceeds to reduce the Repurchase Prices of any other outstanding Transactions or return the Excess Proceeds to the Seller to the extent a Margin Excess would result and to pay all reasonable legal or other expenses incurred in connection with or as a result of a Buyer Mini Close-out.

For the avoidance of doubt, it shall be an Event of Default under the Agreement if, with respect to an Early Termination Fee or any amount due and payable or under Paragraph 11 following any Buyer Mini Close-out, such amount is not paid by the defaulting party before the end of the Business Day on which the defaulting party receives notice of such due and payable amount from the non-defaulting party, if the defaulting party receives such notice before the Margin Notice Deadline (or, if any such notice is received after the Margin Notice Deadline, such amount is not paid by the defaulting party before the end of the next Business Day).

9.	LIMITATION ON LIABILITY

Subject to paragraph 11(g) of the Agreement, no party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits.

10.	TAXES, FEES AND DUTIES

Seller agrees to pay to Buyer as soon as practicable following the latter’s demand an amount equal to any taxes, fees or duties, including stamp and other documentary tax, incurred by Buyer as a result of its entry into the Agreement or the Transaction, including any amount arising (i) from the transfer of Purchased Securities or (ii) as a result of the introduction of any tax on the entry into, sale and purchase, transfer or exchange of financial instruments but excluding any tax determined by reference to Buyer’s corporate income or capital gains.

Unless prohibited by applicable law, Seller and Buyer shall treat the Transaction as described in Section 2.8 of this Annex I (including on any and all filings with any U.S. federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.

11.	TAX DOCUMENT DELIVERY OBLIGATIONS

11.1	Both parties agree to provide upon reasonable demand by such other party, any form, document, certification or information that may be required or reasonably requested in writing in order to allow such other party to make a payment under the Agreement without any deduction or withholding for or on account of any tax, including any tax that may apply under FATCA, or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form, document, certification or information would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form, document, certification or information to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification as soon as reasonably practicable.

11.2	Without limiting the generality of the foregoing, both parties agree to provide the other with an executed United States Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E or W-8ECI (or any successor thereto), as applicable, upon execution of the Agreement, and thereafter promptly upon reasonable demand by the other party and promptly upon learning that any such tax form previously provided to the other party has become obsolete or incorrect.

11.3	Notwithstanding anything to the contrary in paragraph 5 of the Agreement, all money or other property payable by one party to the other in respect of any Transaction, including with respect to Digital Assets or other amounts payable as a result of a Hard Fork or an Airdrop, shall be paid free and clear of, and without withholding or deduction for, any taxes or duties of whatsoever nature imposed, levied, collected, withheld or assessed by any authority having the power to tax, unless the withholding or deduction of such tax is required by law. In that event, notwithstanding anything to the contrary in the Agreement, (i) the amount of such withholding or deduction shall be treated as paid to the relevant party in respect of the Transaction, (ii) no additional amounts shall be payable by either party pursuant to the Agreement or the Transaction in respect of taxes or duties required to be deducted or withheld from any payment received, and (iii) the paying Party shall reasonably co-operate in efforts by the receiving Party to recover any amounts so withheld from the related tax authority.

11.4	If (i) either party is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding on account of taxes or duties; (ii) such party does not so deduct or withhold; and (iii) a liability resulting from such tax or duty is assessed directly against such party, then, except to the extent the other party has satisfied or then satisfies the liability resulting from such tax or duty, the other party will promptly pay to such party the amount of such liability (including any related liability for interest, but including any related liability for penalties only if the other party has failed to comply with its obligations under Clauses 10.1 to 10.2 above).

12.	ASSIGNABILITY

12.1	Notwithstanding anything to the contrary in Paragraph 15(a) of the Agreement, Party A shall not assign its rights or obligations under this Agreement and in its capacity as Buyer under any Transaction without the prior written consent of Seller; [***]. The foregoing rights of Party A shall be a “Buyer Assignment”. Notwithstanding the requirement of Clause 2.7 to hold Purchased Securities in custody at [***], any participant the subject of such Elevation to Buyer shall be permitted to transfer the Purchased Securities under any assigned Transaction to be held in custody at such assignee’s other digital asset custodian in the manner contemplated by Clause 2.6 and subject in all respects to Clause 2.7 [***] and Clause 2.8.

12.2	In the event of a Buyer Assignment, Servicer may retain or assign to an affiliate all or any of Servicer’s obligations to manage, service, administer and collect the payments and perform the other duties and obligations of Servicer set forth in a servicing agreement applicable to the obligations and this Agreement and any Transactions hereunder, and the Servicing Agreement shall remain in full force and effect.

13.	MISCELLANEOUS

13.1	The Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York without regard to any choice or conflict of laws rules. If a dispute arises out of or relates to the Agreement, or the breach hereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of New York, State of New York by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of the Agreement, then the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

13.2	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE AGREEMENT. EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

13.3	The Agreement (as supplemented by this Annex and the other Annexes thereto) may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of the Agreement and this Annex I by PDF shall be effective as delivery of a manually executed counterpart of the Agreement.

13.4	The Parties intend that the Agreement and each Transaction hereunder be a “forward contract” within the meaning of Section 101(25) of the U.S. Bankruptcy Code and that Buyer be a “forward contract merchant” within the meaning of Section 101(26) of the Bankruptcy Code entitled to the protections of, among others, Sections 362(b)(6), 546(e) and 556 of the Bankruptcy Code.

13.5	Independent of Clause 13.4, the Parties intend that the Agreement and each Transaction thereunder is a commodity forward and therefore a “swap agreement” within the meaning of Section 101(53B) of the U.S. Bankruptcy Code and that Buyer is a “swap participant” within the meaning of Section 101(53C) of the U.S. Bankruptcy Code entitled to the protections, of, among others, Sections 362(b)(17), 546(g) and 560 of the U.S. Bankruptcy Code.

Exhibit A to Master Repurchase Agreement

FORM OF CONFIRMATION FOR REPURCHASE TRANSACTION

NYDIG FUNDING LLC AND GEMINI SPACE STATION, LLC

This Confirmation is entered into between the Buyer and Seller listed below on the Purchase Date set forth below.

The purpose of this communication is to confirm the terms and conditions of the structured repurchase transaction described below between NYDIG Funding LLC (“Party A” or “Buyer”) and Gemini Space Station, LLC (“Party B” or “Seller”) on the Purchase Date specified below. This confirmation constitutes a “Confirmation” as referred to in the Master Repurchase Agreement (including all annexes, schedules and exhibits thereto), published by The Bond Market Association, dated as of July 25, 2025 between Party A and Party B (as may be amended, supplemented or otherwise modified from time to time, collectively, the “Agreement”). This Confirmation evidences [ ] discrete and severable transactions (each, a “Series Transaction”) for administrative and operational purposes only. Each Series Transaction has an original Purchase Price as set forth below and is individually terminable, and this Confirmation is intended to reflect the aggregation of such Series Transactions for ease of reference only. Any references to “Transaction” under the Agreement shall include each Series Transaction referenced herein, and the rights and remedies of the parties, including with respect to margin maintenance, default, and liquidation, may be exercised in respect of any one or more Series Transactions simultaneously or separately. The Agreement is incorporated by reference into this Confirmation and made a part hereof as if it were fully set forth herein. All capitalized terms used herein but not otherwise defined herein shall (unless otherwise stated) have the meanings specified in the Agreement.

Notwithstanding anything to the contrary in the Agreement, in the event of any conflict between the terms of this Confirmation and the Agreement, this Confirmation shall prevail.

The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

Buyer:	Party A

Seller:	Party B

Purchase Date:	[ ],20[__]

Repurchase Date:	[___]

Purchased Securities:	Bitcoin (BTC)

Nominal Value of Purchased Securities	[USD ]

Series Transaction Purchase Price:	$[__]

Purchase Price:	$[__]

Buyer’s Digital Asset Address:	[__]

Seller’s Digital Asset Address:	[__]

Buyer’s Margin Percentage:	[__]%

Original Margin Percentage:	[__]%

Liquidation Margin Percentage:	[__]%

Seller’s Margin Percentage:	[__]%

Pricing Rate:	[__]%

Structuring Fee:	An amount equal to [__]% of the [Aggregate] Purchase Price

Return executed confirmations to:	[See Annex II of the Agreement].

Alternative Settlement Instructions:

	Party A	Party B
[Amount]
[Bank]
[Routing Number]
[Account Number]
[Digital Asset Address]

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Confirmation and returning it to us at the contact information listed above. This Confirmation may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

[Signature Page Follows]

A-2

NYDIG FUNDING LLC	GEMINI SPACE STATION, LLC

By:	By:
Name:	Name:
Title:	Title:

Annex II

Names and Addresses for Communications Between Parties

Party A: NYDIG FUNDING LLC

[***]

Party B: GEMINI SPACE STATION, LLC

[***]

Annex III

Eligible Exchanges

The following are Eligible Exchanges:

1. [***]

2. [***]

Annex IV

Confirmation Blocks

No Digital Asset shall be considered transferred to Buyer or Seller, as the case may be, until such Digital Asset has been confirmed by at least the number of continuous blocks as provided below. If the requisite number of continuous blocks has not been reached by any applicable deadline for transfer of Digital Assets as may be set forth in this Agreement, such Digital Assets shall not be considered transferred to Buyer or Seller, as the case may be, for purposes of this Agreement:

Digital Asset	Number of Continuous Blocks
[***]	[***]

Annex V

Agency Appointment

Seller hereby appoints Buyer to be its agent and authorized person (in such capacity, the “Agent”) in order to give instructions to [***] on Seller’s behalf regarding the account in Seller’s name held at [***] (the “Account”) to: (1) authorize withdrawals of assets from the Account to be sent to Buyer in connection with any margin deficit, (2) approve deposits of assets into the Account from Buyer in connection with a margin excess, and (3) authorize and approve any withdrawals or deposits of cash or other assets from or into the Account in connection with the payment of any Price Differential, fees or other amounts owed to Buyer, including, but not limited to, instances of late payment by Seller of any amounts owed. For the avoidance of doubt, the Agent is authorized to give such instructions regardless of whether Buyer or Seller has given notice pursuant to Paragraph 4(a) or 4(b) of the Agreement. Seller’s grant of authorization to the Agent is limited solely to the Account.

By countersigning below, the Agent consents to such appointment, and agrees to use commercially reasonable efforts to give instructions to [***] on Seller’s behalf to fulfill Seller’s duties under the Agreement to Buyer in respect to movement of Digital Assets.

Seller acknowledges that, as [***] is not a party to the Agreement, [***] is not required to confirm that the Agent is acting consistently with the Agreement or that the Agent’s instructions to [***] are consistent with the Agreement.

Seller acknowledges that Buyer is both (a) Seller’s counterparty under the Agreement and (b) Seller’s agent pursuant to this letter agreement. Seller understands that this dual role may give rise to a potential conflict of interest and, by executing this letter, expressly acknowledges and accepts the risks associated with that structure.

Seller acknowledges that (a) any determination by Buyer as to whether a Liquidation Trigger has occurred shall be calculated by reference to the Market Value of the Purchased Securities and (b) if a Liquidation Trigger occurs at any time, including during a Margin Deficit Cure Period, Buyer shall be entitled to exercise any and all rights and remedies under Paragraph 11 of the Agreement, notwithstanding that a Margin Default has not occurred or that Agent has not yet withdrawn assets from the Account to cure the Margin Deficit before the expiration of such Margin Deficit Cure Period. No such acknowledgment or acceptance by Seller shall absolve Buyer, as Agent, from a failure to perform hereunder.

Buyer, in acting as agent pursuant to this letter agreement, shall do so solely in a ministerial capacity and shall have no liability to Seller or any third party for any action taken or omitted to be taken in good faith under this letter, except in the case of gross negligence, willful misconduct, or fraud. In no event shall Buyer be liable for any indirect, special, incidental, consequential, or punitive damages, including without limitation lost profits, even if advised of the possibility of such damages. Buyer shall have no duty to verify the sufficiency of assets in the Account. This letter agreement is solely for the benefit of the parties hereto and does not confer rights on any third party.

By providing its acknowledgement below, [***] (1) agrees to provide Seller, upon Seller’s request, all instructions provided to [***] on Seller’s behalf by the Agent and (2) confirms that it will take instructions from the Agent on Seller’s behalf as described in this Agency Appointment. Buyer, Seller and [***] (1) acknowledge that Seller can revoke this Agency appointment at any time by providing one (1) Business Day’s written notice to [***] and the other party and (2) acknowledge that Buyer can revoke this Agency appointment at any time by providing prior written notice to [***] and the other party.

[Signature Page Follows]

GEMINI SPACE STATION, LLC		NYDIG FUNDING LLC

By:	/s/ Cameron Winklevoss	By:	/s/ Pete Janney
Title:	President	Title:	Head of Sales and Trading
Date:	25 July 2025	Date:	7/25/2025

Acknowledged by:
[***]

		By:	[***]
		Name:	[***]
		Date:	[***]

Exhibit B

[***]